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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                             CELL THERAPEUTICS INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  150-934-10-7
                  --------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2003
          -------------------------------------------------------------
              (Date of Event Which Requires Filing This Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ]    Rule 13d-1(b)

                               [X]    Rule 13d-1(c)

                               [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.       150-934-10-7
           -----------------------

         1.     Names of Reporting Persons                         BB BIOTECH AG
                                               ------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                N/A
                                                                                      ---------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                               ----------------------------------------------------------------------------


         4.     Citizenship or Place of Organization                           SWITZERLAND
                                                           ------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                          0
         Owned by Each Reporting                                                      ---------------------
         Person with:

                                              6.    Shared Voting Power                     3,000,000
                                                                                      ---------------------


                                              7.    Sole Dispositive Power                      0
                                                                                      ---------------------


                                              8.    Shared Dispositive Power                 3,000,000
                                                                                      ---------------------


         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                               3,000,000
                                                                       ------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                      [   ]


         11.    Percent of Class Represented by amount in Row (9)                             8.8%
                                                                                      ---------------------


         12.    Type of Reporting Person (See Instructions)                           HC,CO
                                                                       ------------------------------------


CUSIP No.       150-934-10-7
           -----------------------



         1.     Names of Reporting Persons                           BIOTECH TARGET N.V.
                                                     ------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                  N/A
                                                                                      ---------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                    -----------------------------------------------------------------------


         4.     Citizenship or Place of Organization                 NETHERLANDS ANTILLES
                                                       ----------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                          0
         Owned by Each Reporting                                                      ---------------------
         Person with:

                                              6.    Shared Voting Power                    3,000,000
                                                                                      ---------------------


                                              7.    Sole Dispositive Power                     0
                                                                                      ---------------------


                                              8.    Shared Dispositive Power               3,000,000
                                                                                      ---------------------


         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                 3,000,000
                                                                       ------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                      [   ]


         11.    Percent of Class Represented by amount in Row (9)                             8.8%
                                                                                      ---------------------


         12.    Type of Reporting Person (See Instructions)                           CO
                                                                       ------------------------------------

ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)    Amount beneficially owned:                        3,000,000
                                                     ---------------------------------------

         (b)    Percent of class:                                   8.8%
                                                     ---------------------------------------

         (c)    Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote                                 0
                                                                                    -----------------------

                (ii)  Shared power to vote or to direct the vote                           3,000,000
                                                                                    -----------------------

                (iii) Sole power to dispose or to direct the disposition of                    0
                                                                                    -----------------------

                (iv)  Shared power to dispose or to direct the disposition of              3,000,000
                                                                                    -----------------------

ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




SIGNATURES

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BB BIOTECH AG



       /s/ ROLAND MAIER                                              /s/ ADRIAN BRUENGGER
-----------------------------------------------------         -----------------------------------------------------
By:    Roland Maier                                           By:    Adrian Bruengger
Its:   Authorized Signatory                                   Its:   Authorized Signatory
Date:  February 17, 2004                                      Date:  February 17, 2004


BIOTECH TARGET N.V.



       /s/ ROLAND MAIER                                              /s/ ADRIAN BRUENGGER
-----------------------------------------------------         -----------------------------------------------------
By:    Roland Maier                                           By:    Adrian Bruengger
Its:   Authorized Signatory                                   Its:   Authorized Signatory
Date:  February 17, 2004                                      Date:  February 17, 2004


                                  EXHIBIT INDEX

Exhibit 1: Agreement by and between BB Biotech and BioGrowth with respect to the filing of this disclosure statement.*










































----------------------
* Previously filed.